United States

Securities and Exchange Commission

Washington, DC 20549

Form 8-A/A

(Amendment No. 2)

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or 12(g) of The

Securities Exchange Act of 1934

AIM IMMUNOTECH INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	52-0845822
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2117 SW Highway 484, Ocala FL 34473

(Address of principal executive offices) (Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Rights to Purchase Series A Junior Participating Preferred Stock	NYSE	American

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None.

This Amendment No. 2 to Form 8-A is being filed by AIM ImmunoTech Inc., a Delaware corporation (the “Company”), to update the disclosure in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2017 (the “Original 8-A”) as Amended on November 14, 2022 (the “Amended 8-A” and, with the Original 8-A, the “8-A”).

ITEM 1. Description of Registrant’s Securities to be Registered.

This amends the 8-A relating to the rights (the “Rights”) issued under the Rights Agreement, dated as of November 19, 2002, between the Company and Continental Stock Transfer & Trust Company (“CST”), as the rights agent (the “Original Agreement”), as amended by the Amended and Restated Rights Agreement, dated as of November 2, 2012 (the “2012 Amendment”) and, following American Stock Transfer & Trust Company, LLC (the “Rights Agent”) replacing CST as the rights agent, the Second Amended and Restated Rights Agreement, dated as of November 14, 2017 (the “2017 Amendment” and, together with the Original Agreement and the 2012 Amendment, the “2017 Rights Agreement”) and the November 9, 2022 Amendment to the 2017 Rights Agreement (the “November 2022 Amendment” and, along with the 2017 Rights Agreement, the “Rights Agreement”). The Rights Agreement, which is intended to enable the Company’s stockholders to realize the long-term value of their investment, was scheduled to expire at the close of business on February 14, 2023.

On February 9, 2023, the Company and the Rights Agent, entered into an amendment to the Rights Agreement (as amended, the “Amended Rights Agreement”), which was unanimously approved by our Board of Directors and which extends the expiration date of the Rights Agreement from February 14, 2023 to May 15, 2023 in order to provide the Board of Director additional time to evaluate whether and for what duration and on what terms to further extend the Amended Rights Agreement in connection with its overall assessment of the Company’s preparedness to respond to threats to corporate control and to ensure that the interests of stockholders are protected.

The Rights and the Rights Agreement are described in the Original 8-A, and such descriptions, as amended hereby, are incorporated by reference herein. The Original Agreement is included as an exhibit to the Company’s Registration Statement on Form 8-A12G (File No. 000-27072) filed with the SEC on November 20, 2002, the 2012 Amendment is included as an exhibit to the Company’s Registration Statement on Form 8-A12G/A (File No. 000-27072) filed with the SEC on November 2, 2012, the 2017 Amendment is included as an exhibit to the Company’s Registration Statement on Form 8-A12B (File No. 001-27072) filed with the SEC on November 14, 2017 and the November 2022 Amendment is included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 (File No. 001-27072) filed with the SEC on November 14, 2022. All of the foregoing are incorporated by reference herein.

ITEM 2. Exhibits.

Exhibit No.	Description
4.1	Rights Agreement, dated as of November 19, 2002 between AIM ImmunoTech Inc. (formerly, Hemispherx Biopharma, Inc.) and Continental Stock Transfer & Trust Company. The Original Agreement includes the form of Certificate of Designation, Preferences and Rights of the Series A Junior Participating Preferred Stock and the Form of Rights Certificate (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A12G (File No. 000-27072) filed with the SEC on November 20, 2002).
4.2	Amended and Restated Rights Agreement, dated as of November 2, 2012, between AIM ImmunoTech Inc. (formerly, Hemispherx Biopharma, Inc.) and Continental Stock Transfer & Trust Company. The 2012 Amendment includes the Form of Certificate of Designation, Preferences and Rights of the Series A Junior Participating Preferred Stock and the Form of Rights Certificate (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A12G/A (File No. 000-27072) filed with the SEC on November 2, 2012).
4.3	Second Amended and Restated Rights Agreement, dated as of November 14, 2017, between AIM ImmunoTech Inc. (formerly, Hemispherx Biopharma, Inc.) and American Stock Transfer & Trust Company, LLC. The 2017 Amendment includes the Form of Amendment to the Amended and Restated Certificate of Designation, Preferences and Rights of the Series A Junior Participating Preferred Stock and the Form of Rights Certificate (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A12B (File No. 001-27072) filed with the SEC on November 14, 2017).
4.4

Amendment to the Second Amended and Restated Rights Agreement, dated as of November 9, 2022, between AIM ImmunoTech Inc. (formerly, Hemispherx Biopharma, Inc.) and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 (File No. 001-27072) filed with the SEC on November 14, 2022).

4.5	Amendment to the November 9, 2022 Amendment of the Second Amended and Restated Rights Agreement, dated as of February 9, 2023, between AIM ImmunoTech Inc. (formerly, Hemispherx Biopharma, Inc.) and American Stock Transfer & Trust Company, LLC.*

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AIM ImmunoTech Inc.

By:	/s/ Thomas K. Equels
Thomas K. Equels,
President and Chief
Executive Officer

Dated as of: February 10, 2023